                            PICKSAT OPTION AGREEMENT

         This Option Agreement is made as of September 13, 1999 among PICK Communications Corp., a Nevada corporation ("PICK Communications"), PICKSat, Inc., a Delaware corporation ("PICKSAT") and Atlantic Tele-Network, Inc., a Delaware Corporation ("ATN").

                               W I T N E S S E T H

         WHEREAS, PICK Communications has agreed to sell to Lebow Investments Ltd., a British Virgin Islands Corporation ("Lebow") all of the outstanding capital stock of PICKNet Inc. and PICKNet UK PLC (collectively the "Companies") pursuant to a Stock Purchase Agreement of even date herewith ("Stock Purchase Agreement");

         WHEREAS, ATN has entered into a Credit Agreement of even date herewith with the Companies (the "Credit Agreement") pursuant to which ATN in its discretion will lend up to $5,000,000 to the Companies.

         WHEREAS, ATN has heretofore made and may hereafter make loans to PICK Communications and PICKSAT; and

         WHEREAS, PICK Sat is entering into this Option Agreement in order to induce ATN to make loans to the Companies pursuant to the Credit Agreement and to make loans to PICK Communications and PICKSAT and that ATN would not otherwise make these loans. Capitalized terms used herein which are not defined herein have the same meaning as in the Credit Agreement.

         NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties here to agree as follows:

1. Investment Option. PICKSAT hereby grants to ATN the option (the "Investment Option") exercisable by written notice to PICKSAT, with a copy to PICK Communications, at any time after the date hereof and not later than 60 days after the Schedule Date to purchase from PICKSAT 1,990,000 shares (the "Investment Shares") of PICKSAT common stock at a price of $4.02 per share (after giving effect to the changes in PICKSAT's capital stock contemplated by Section 3.1 hereof). Schedule 1 to this Agreement sets out the installments in which such payments are to be made and the goals which are required to be achieved by PICKSAT (unless waived in writing by ATN) for each such installment. Delivery by ATN to PICK Communications of a written notice of exercise of the Investment Option will constitute a legally binding commitment of ATN to purchase the Investment Shares on the terms and conditions specified in this Agreement. The Investment Option and this Option Agreement shall expire, unless the Investment Option is theretofore exercised by ATN, within sixty (60) days after the Schedule Date.

         1.1 ATN has heretofore and may from time to time hereafter make loans to PICKSAT. Such loans, including all accrued and unpaid interest thereon, shall be credited against the purchase price for the Investment Shares.

         1.2 Immediately upon receipt of notice from ATN exercising the Investment Option and payment of any installment of the purchase price due at the time of such exercise, PICK Communications and each subsidiary of PICK Communications other than PICKSAT shall release and forever discharge PICKSAT from any and all inter-company liabilities of PICKSAT, including any and all inter-company indebtedness, arising on or prior to the date of such release, and PICKSAT shall release and forever discharge PICK Communications and each subsidiary of PICK Communications, other than PICKSAT, from any and all inter-company liabilities, including inter-company indebtedness, to PICKSAT arising on and prior to the date of such release. Within 10 days after the receipt by PICKSAT and PICK Communications of notice from ATN exercising the Investment Option, PICK Communications shall furnish to ATN executed releases from PICK Communications and each of its subsidiaries, other than PICKSAT, evidencing the release and discharge of PICKSAT from the above mentioned liabilities.

2. Purchase Option. PICKSAT hereby grants ATN the option (the "Purchase Option"), exercisable by written notice to PICKSAT, with a copy to PICK Communications, not later than 18 months after the Schedule Date, accompanied by a check or wire transfer of any cash included in the purchase price and a certificate or certificates for any shares of ATN common stock included in the purchase price, to purchase from PICKSAT 6,346,000 shares (the "Purchase Shares") of PICKSAT common stock (after giving effect to the changes in PICKSAT's capital stock contemplated by Section 3.1 hereof) for an aggregate purchase price consisting of (i) 500,000 shares of ATN common stock (subject to adjustment as provided in Section 2.5 below) or (ii) $15,000,000 payable in cash, whichever of the amounts described in clause (i) or (ii) above amounts to the greater value when ATN common stock is valued in accordance with Section 2.3 below. The payment in accordance with clause (ii) above may be in any combination of shares of ATN common stock or cash as determined by ATN (subject to Section 2.4 below).

         2.1 The Purchase Option shall not be exercisable by ATN unless ATN has theretofore exercised the Investment Option and purchased all of the Investment Shares.

         2.2 The Purchase Option shall expire, unless theretofore exercised by ATN, 18 months and one day after the Schedule Date.

         2.3 The shares of ATN common stock issuable upon exercise of the Purchase Option shall be valued on the date of exercise at the average closing price of ATN common stock (as reported by the Wall Street Journal or, if not so reported, as reported by another independent recognized source for obtaining stock price quotations selected by ATN) for the 20 business days immediately preceding the date of exercise of the Purchase Option. However, if on the date of exercise of the Purchase Option the shares of ATN common stock issuable upon exercise of the Purchase Option shall not be registered for original issuance to PICKSAT under an effective registration statement filed pursuant to Section 6 hereof, then (i) ATN shall register such shares in accordance with Section 6 hereof, (ii) such shares shall be revalued at the average closing price of ATN common stock (as reported by the Wall Street Journal or, if not so reported, as reported by another independent recognized source for obtaining stock price quotations selected

         2.4 by ATN) for the 20 business days immediately preceding the effective date of the registration statement covering such shares, (iii) on the effective date of such registration statement ATN shall deliver additional shares to PICKSAT, or PICKSAT shall return shares to ATN as may be required to reflect such revaluation and (iv) if the value so determined is less than the average closing price of ATN common stock (as reported by the Wall Street Journal or, if not so reported, as reported by another independent recognized source for obtaining stock price quotations selected by ATN) for the 20 business days immediately preceding the date of exercise of the Purchase Option, ATN shall have the option on or prior to the effective date of the registration (a) to substitute cash for some or all of the shares of ATN common stock initially delivered to PICK Sat or (b) to rescind the exercise of the Purchase Option. If ATN shall so rescind its exercise of the Purchase Option, such Option shall continue in effect until it expires as provided in Section 2.2 hereof.

         2.5 In no event shall the number of shares of ATN common stock issuable pursuant to clause (ii) of the initial paragraph of this Section 2 exceed 38% of the outstanding common stock of ATN after giving effect to the issuance of such shares.

         2.6 The reference to 500,000 shares of ATN common stock in this section 2 shall be subject to adjustment in the event of any subdivision or combination of ATN common stock into a greater or lesser number of shares and in the event of the payment by ATN of a dividend on its common stock paid in shares of common stock of ATN. Upon each such event, the reference to 500,000 shares of ATN common stock shall be adjusted to be the number of shares of ATN common stock which a record holder of 500,000 shares of ATN common stock immediately prior to such adjustment would own or be entitled to receive after given effect to such subdivision, combination or stock dividend. If, prior to the exercise or expiration of the Purchase Option, ATN shall merge into or consolidate with any other corporation in a transaction in which holders of ATN Common Stock shall receive capital stock of another corporation or shall sell or transfer all or substantially all of its assets in a transaction in which holders of ATN common stock shall receive capital stock of another corporation, the references to ATN common stock in this section 2 shall be changed to refer to the capital stock of the other corporation received in such transaction by holders of ATN common stock, and the reference to 500,000 shares of ATN common stock shall be changed to refer to the kind and amount of shares of capital stock receivable upon such merger, consolidation, sale or transfer by a record holder of 500,000 shares of ATN common stock.

         2.7 If at the date of exercise of the Purchase Option PICKSAT shall have outstanding any employee stock options or any PICKSAT common stock issued upon exercise of employee stock options, the number of shares of PICKSAT common stock purchasable by ATN under the Purchase Option shall be increased by the aggregate number of shares of PICKSAT common stock issued or issuable under employee stock options, and the purchase price payable on exercise of the Purchase Option shall be increased by $2.36 per share (payable in cash or in shares of ATN common stock or any combination thereof valued as provided in the initial paragraph of this Section 2) multiplied by the number of such additional shares included in the Purchase Shares.

         2.7 Notwithstanding any provision to the contrary contained in this Option Agreement, if PICK Communications is able to obtain, in form and substance satisfactory to ATN, the required consent of the holders of the necessary principal amount of PICK Communications' 10% Senior Secured Notes, as amended, due on April 27, 2002, to the sale of Purchase Shares, the guarantees and the pledge described below, within 55 days after the Schedule Date, then PICK Communications at its option, exercisable by notice in writing to ATN and PICKSAT on or before the close of business on the 55th day after the Schedule Date accompanied by executed Guarantees and Pledge Agreement as described below and stock certificates and executed stock transfer forms as contemplated by the Pledge Agreement described below, may cause the following changes to be made in this Option Agreement:

                      (i) the Purchase Option shall be for 3,110,000 shares of issued and outstanding PICKSAT common stock to be purchased from PICK Communications for the same aggregate purchase price specified in the initial paragraph of this
                      Section 2;

                      (ii) the increase in the number of shares of PICKSAT common stock purchasable under the Purchase Option, as described in Section 2.6 hereof shall be 50% of the aggregate number of shares of PICKSAT common stock issued or issuable under employee stock options and the purchase price payable on exercise of the Purchase Option shall be increased by $4.82 per share;

                      (iii) PICK Communications shall have the registration rights granted to PICKSat in Section 6 of this Option Agreement;

                      (iv) PICK Communications shall guarantee, with Guarantees in substantially the forms attached as Exhibits 2.7A and 2.7B hereto all outstanding loans from ATN to PICKSat (if the Investment Option shall have not yet been exercised) and from ATN to PICKNet, Inc. and PICKNet UK PLC (if the closing under the Stock Purchase Agreement between PICK Communications and Lebow Investments Ltd. shall not yet have occurred); and

                      (v) PICK Communications shall execute and deliver to ATN a Pledge Agreement in substantially the form of Exhibit 2.7C hereto together with certificates and stock transfer forms endorsed in blank, for the shares of PICKSAT common stock listed in attachment 1 to said form of Pledge Agreement.

3. Certain Covenants of PICK Communications and PICKSAT.

         3.1 Certificate of Incorporation and By-Law Changes. Within 30 days from the date of this Agreement PICK Communications and PICKSAT will take all necessary actions to amend the certificate of incorporation and bylaws of PICKSAT (i) to increase the authorized capital stock to at least 20,000,000 shares of common stock and to change the currently issued and outstanding shares of PICKSAT common stock into 8,010,000 shares of common stock, (ii) to provide that holders of PICKSAT common stock have cumulative voting for the election of directors, (iii) to provide that PICKSAT has a minimum of five directors on its board of directors and (iv) to provide for the relative authority of the board of directors, chief executive officer and chief operating officer of PICKSAT as provided in Schedule 3.1 hereof.

         3.2 Board and Management Representation. Until such time as ATN is required to purchase the Investment Shares and so long thereafter as ATN owns at least 10% of the outstanding capital of PICKSAT, PICK Communications shall cause two persons appointed by ATN to be elected to the board of directors of PICKSAT and one person appointed by ATN to be elected as chief operating officer of PICKSAT, and PICK Communications shall permit ATN to remove and replace such persons on the board of directors of PICKSAT or as chief operating officer of PICKSAT at any time. The board of directors of PICKSAT may, by unanimous vote of all the directors in office, at any time remove a person appointed by ATN to be the chief operating officer of PICKSAT; however, in such event, ATN shall be permitted to select a replacement chief operating officer.

         Upon ATN's exercise of the Purchase Option and so long thereafter as PICK Communications owns at least 10% of the outstanding capital of PICKSAT, PICK Communications shall cause one person appointed by PICK Communications to be elected to the board of directors of PICKSAT, and PICK Communications shall be permitted to remove and replace such person on the board of directors of PICKSAT at any time.

         3.3      PICKSAT Activities During Term of the Purchase Option.

                  (i) During the period from the date of this Agreement until the exercise or expiration of the Purchase Option, except with the written consent of ATN, PICKSAT shall not, and PICK Communications will not permit PICKSAT to:

                      (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of PICKSAT, except for options granted pursuant to an employee stock option plan limited to not more than 5% of the total issued and outstanding capital stock of PICKSAT;

                      (b) subdivide or combine PICKSAT's outstanding shares of common stock into a greater or lesser number of shares or pay or make any dividend or distribution in cash, property, stock, securities, or otherwise on or in respect of PICKSAT's outstanding common stock;

                      (c) engage in any activities business which are not contemplated to be engaged in at that time by the projections of expense and capital expenditure of PICKSAT included in the PICKSAT Business Plan, dated September 8, 1999 (the "PICKSAT Business Plan") heretofore furnished by PICK Communications to ATN;

                      (d) engage in any financing transaction or any other transaction outside the ordinary cause of business or create, incur or assume any Lien on any assets except in the ordinary course of business and as contemplated by the PICKSAT Business Plan, except that PICKSAT may borrow up to $2 million to replace the $2 million of equity financing (in addition to the proceeds from the issuance of the Investment Shares hereunder) contemplated by the PICKSAT Business Plan;

                      (e) amend the Certificate of Incorporation or bylaws of PICKSAT, except as provided in Section 3.1 herein; or

                      (f) merge into or consolidate with any other entity or permit any other entity to merge into or consolidate with PICKSAT or liquidate or sell or dispose of any material assets of PICKSAT other than sales of assets which are in the ordinary course of business and contemplated by the PICKSAT Business Plan.

                  (ii) During the period from the date of this Agreement until the exercise or expiration of the Purchase Option, neither PICK Communications nor PICKSAT shall solicit, initiate, encourage, enter into or continue any negotiations or discussions of any type, directly or indirectly, with or furnish any information or data to, any person relating to any sale of PICKSAT or any substantial part of the business or assets of PICKSAT or any merger or consolidation involving PICKSAT.

         3.4 Reports; Access. Until the exercise or expiration of the Purchase Option, PICKSAT shall, and PICK Communications shall cause PICKSAT to,

                  (i)      furnish to ATN:

                           (a) within 20 days after the end of each calendar month, financial statements of PICKSAT together with other operating data with respect to PICKSAT's progress in achieving the guidelines specified in
                                    Schedule 1, in such form as ATN may
                                    reasonably request;

                           (b) within 45 days after the last day of March, June and September of each year, quarterly financial statements of PICKSAT in such form as ATN may reasonably request; and

                           (c) within 90 days after the end of each calendar year, audited financial statements of PICKSAT in such form as ATN may reasonably request.

                                    Each of the foregoing statements and reports shall be accompanied by a certificate of the chief executive officer of PICK Communications and the chief financial officers of PICK Communications and PICKSAT that such statement or report is accurate and complete and fairly presents the information contained therein.

                  (ii) permit ATN, through its officers, employees, attorneys, accountants, representatives, lenders, consultants and other agents (collectively, the "Agents"), to make such investigation of the business and the assets and operations of PICKSAT during normal business hours and on two business days prior notice, whenever possible, and such examination of the books, records, properties, assets and financial condition of PICKSAT, as ATN shall deem necessary or appropriate, and cause PICKSAT to cooperate fully with any such investigation and examination.

                  (iii) promptly notify ATN of:

                           (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this Option Agreement or the exercise of the Investment Option or the Purchase Option; and

                           (b) any notice or other communication from any Governmental Body in connection with or pertaining to this Option Agreement or the Investment Option or the Purchase Option.

         3.5 Transactions with Affiliates. Until such time as ATN is required to purchase at least $4.5 million of Investment Shares and so long thereafter as ATN owns at least 10% of the outstanding common stock of PICKSAT, PICKSAT shall not, and PICK Communications shall not permit PICKSAT to, engage in any transaction or agreement with PICK Communications or any affiliate of PICK Communications except on terms which are at least as favorable to PICKSAT as could be obtained from an independent third party, and which do not involve, directly or indirectly, any loans or extensions of credit by PICKSAT to PICK Communications or any of its affiliates.

         3.6 Mergers and Acquisitions by PICKSAT. Until such time as ATN is required to purchase at least $4.5 million of Investment Shares and so long thereafter as ATN shall own at least 10% of the outstanding common stock of PICKSAT, except with the consent of ATN, PICKSAT shall not, and PICK Communications shall not permit PICKSAT to:

                  (i) merge or consolidate with any other corporation except for a merger or a consolidation in which the outstanding common stock of PICKSAT immediately prior to such transaction constitutes or is changed into or exchanged for at least 90% of the outstanding capital stock of the continuing corporation;

                  (ii) sell all or substantially all of its assets except for a sale to another corporation in a transaction in which the outstanding capital stock of PICKSAT immediately prior to such transaction is exchanged for or converted into at least 90% of the outstanding capital stock of the purchasing corporation or a corporation which owns, directly or indirectly, all of the outstanding capital stock of the purchasing corporation;

                  (iii) acquire any other business except for an acquisition in which the total of PICKSAT's investment in and advances to such other businesses do not exceed 10% of PICKSAT's total assets.

         3.7 Sale of PICKSAT Common Stock. Until the exercise or expiration of the Purchase Option and thereafter, so long as ATN shall own any PICKSAT common stock, PICK Communications shall not sell to a single purchaser or a "group" (as that term is defined in Regulation 13G of the Rules and Regulations of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934, as amended) shares of PICKSAT common stock representing 10% or more of PICKSAT's then outstanding common stock without first giving ATN at least 5 business days prior written notice of the identity of such purchaser or purchasers and the terms of such proposed sale and providing ATN the opportunity, at ATN's option, (i) to purchase all such stock on the same terms as offered by such purchaser or group or (ii), if at that time ATN shall own less than a majority of the outstanding PICKSAT common stock, to participate proportionally with PICK Communications (in proportion to the total number of shares of PICKSAT common stock owned by PICK Communications and ATN, respectively) in such sale. If ATN shall desire to purchase such stock or to participate proportionately in such sale, it shall give written notice to PICK Communications within such 5 business day period. Such notice shall constitute a binding commitment of ATN, and ATN shall be obligated, in the case of a sale by ATN, to deliver its certificates for the shares of PICKSat common stock to be sold by ATN at the time and place that such sale occurs, and in the case of a purchase of stock by ATN to close such purchase on the terms of the proposed transaction within 15 days after the expiration of such 5 business day period.

         3.8 Public Announcements. PICK Communications and PICKSAT will consult with ATN before issuing any press release or otherwise making any public statement with respect to this Option Agreement, the Investment Option or the Purchase Option or the exercise of the Investment Option or the Purchase Option, and will not issue any such press release or make any such public statement without the prior approval of ATN except as may be required by applicable law in which event ATN shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

         3.9      Confidentiality.

                  (i) Until the exercise or expiration of the Purchase Option and, if such Purchase Option is exercised by ATN, for a period of five years thereafter, PICK Communications shall hold in strict confidence, and shall use its best efforts to cause all of its Agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all Confidential Information concerning PICKSAT which PICK Communications may now or hereafter have and PICK Communications shall not use or disclose to others, or permit the use or disclosure of, any such Confidential Information and will not release or disclose such information to any other person.

                  (ii) If the Purchase Option is exercised and if requested by ATN, PICK Communications shall deliver to ATN all tangible evidence of such Confidential Information which may be in the possession of PICK Communications or its Agents or provide, at Pick Communication's option, a certificate to ATN stating that such information has been destroyed.

                  (iii) The term Confidential Information shall mean any and all information about PICKSAT or the Business, including all such information disclosed in the schedules to this Option Agreement, except to the extent such information has been

                           (a) disclosed in public filings of any of the parties hereto under the securities laws;

                           (b) hereafter made known to PICK Communications from a third party, to the knowledge of PICK Communications not in breach of any confidentiality requirement; or

                                    (1)    made public through no fault of PICK
                                           Communications or any of its Agents.

                  (iv) In the event that PICK Communications or any of its Agents are requested in any legal or governmental proceeding to disclose any of the Confidential Information, PICK Communications or such Agents, as the case may be, shall give ATN prompt written notice of such request so that ATN may seek an appropriate order or decree restricting such disclosure. If in the absence of such an order or decree, PICK Communications or its Agents are none the less compelled to disclose any Confidential Information, PICK Communications or such Agent, as the case may be, may disclose such information in such proceeding without liability hereunder, provided that PICK Communications or such Agent gives ATN written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon ATN's request and at ATN's expense, PICK Communications or such Agent shall use its reasonable commercial efforts to assist ATN to obtain assurances that confidential treatment will be accorded to such information.

                  (v) Each Agent of PICK Communications shall be advised of this Agreement by PICK Communications and shall agree in writing to be bound by the terms of this Agreement and not to disclose such information to any other individual or entity other than to another Agent or to PICK Communications or as permitted by subsection
                           (i) of this Section.

                  (vi) PICK Communications understands and acknowledges the economic and competitive value and the confidential nature of the Confidential Information and further agrees that the breach of this Section by it or its Agents will result in irreparable harm to ATN and PICKSAT and that remedies at law, alone, will be inadequate to remedy any breach of this Section and, therefore, PICK Communications (a) consents to the issuance of injunctive or other equitable relief against it and its Agents to prevent or end any violation of this Section in such event and (b) waives the requirements of the posting of any bond or other security by ATN or PICKSAT in connection therewith.

         3.10 PICK Communications Non-Competition. PICK Communications agrees that, during the Non-Competition Period (as defined below) neither PICK Communications nor any subsidiary or affiliate of PICK Communications, other than PICKSAT, will, directly or indirectly, engage in any line of business or provide to customers or clients any product line currently engaged in and provided to customers or clients by PICKSAT and/or contemplated in the PICKSAT Business Plan to be engaged in and provided to customers and clients by PICKSAT, or unless previously entered into by PICK Communications or any subsidiary other than PICKSAT and not contemplated in the PICKSAT Business Plan, by which PICKSAT hereafter during the Non-Competition Period engages in or provides to customers or clients from any location in the world to any location in the world. The above-described current business, contemplated business or hereafter developed business of PICKSAT are hereinafter collectively referred to as "PICKSAT's Business" and shall specifically exclude that of its wholly-owned subsidiary, Pickonline.com, Inc., which may engage in the business of aggregating or consolidating content for distribution via satellite or Internet to users or resellers of such content, provided that all satellite or Internet distribution of such content is accomplished though the facilities of PICKSAT, if available. The "Non-Competition Period" shall mean the period commencing on the date of this Agreement and ending on the earliest of the following dates:

                  (i) the expiration of the Purchase Option if, and only if, at that time ATN owns less than 10% of the outstanding capital stock of PICKSAT;

                  (ii) such date after the expiration of the Purchase Option as ATN shall own less than 10% of outstanding capital stock of PICKSAT;

                  (iii) three years after the date on which PICK Communications shall cease to own sufficient common stock of PICKSAT to elect at least one director to the board of directors of PICKSAT.

         PICK Communications understands and acknowledges that a breach of this section by it will result in irreparable harm to ATN and PICKSAT and that remedies at law, alone, will be inadequate to remedy any breach of this section and, therefore, PICK Communications (a) consents to the issuance of injunctive or other relief against it to prevent or end any violation of this section in such event and (b) waives the requirements of the posting of any bonds or other security by ATN or PICKSAT in connection therewith.

         3.11 ATN Non-Competition. ATN agrees that (A) if ATN shall exercise the Investment Option, neither ATN nor any affiliate of ATN will, directly or indirectly, engage in PICKSAT's Business, other than through PICKSAT, and (B) neither ATN nor any affiliate of ATN will directly or indirectly engage in PICK Online.com's business as currently contemplated in Section 3.10 above, during the period commencing on the date of this Agreement and ending on the earliest of the following dates:

                  (i)      three years from the non-exercise of the Purchase
                           Option, or

                  (ii) such date after the expiration of the Purchase Option, when ATN shall own less than 10% of the outstanding capital stock of PICKSAT.

ATN understands and acknowledges that a breach of this section by it will result in irreparable harm to PICK Communications and PICKSAT and that remedies at law, alone, will be inadequate to remedy any breach of this section and, therefore, ATN (a) consents to the issuance of injunctive or other relief against it to prevent or end any violation of this section in such event and (b) waives the requirements of the posting of any bonds or other security by PICK Communications or PICK Communications or PICKSAT in connection therewith.

         3.12 Diego Leiva Non-Competition. Diego Leiva, by his signature as an individual at the end of this Agreement, agrees that (except as an officer, director, employee, consultant or stockholder of PICKSAT) he will not be engaged or employed, directly or indirectly, as a director, officer, employee, consultant, proprietor, stockholder, partner or otherwise in PICKSAT's Business during the period commencing on the date of this Agreement and ending on the earliest of the following dates:

                  (i) one year after the first date on which Mr. Leiva shall no longer be employed by PICK Communications or any of its subsidiaries or PICKSAT and shall have ceased to draw any compensation from PICK Communications or any of its subsidiaries or PICKSAT; and

                  (ii) the expiration of the Non-Competition period referred to in Section 3.10 hereof.

         Mr. Leiva acknowledges that, as a substantial stockholder of PICK Communications, he will benefit directly and substantially from the investments which ATN will make under this Option Agreement if ATN exercises the Investment Option (whether or not ATN also exercises the Purchase Option), and Mr. Leiva acknowledges and understands that any decision by ATN to exercise the Investment Option will be made in reliance on the agreement by Mr. Leiva contained in this paragraph.

         Mr. Leiva understands and acknowledges that a breach of this section by him will result in irreparable harm to ATN and PICKSAT and that remedies at law, alone, will be inadequate to remedy any breach of this section and, therefore, Mr. Leiva (a) consents to the issuance of injunctive or other relief against him to prevent or end any violation of this section in such event and (b) waives the requirements of the posting of any bonds or other security by ATN or PICKSAT in connection therewith.

4. Representations and Warranties of PICKSAT and PICK Communications. PICKSAT and PICK Communications hereby, jointly and severally, represent and warrant to ATN that:

         4.1      Valid Issuance and Title to Shares.

                  (i) The Investment Shares and the Purchased Shares have been validly authorized and when issued pursuant to this Agreement will be duly issued, fully paid and non-assessable outstanding shares of common stock of PICKSAT. None of the issued and outstanding shares of common stock of PICKSAT were issued in violation of the preemptive rights of any stockholder, and the issuance of the Investment Shares and Purchased Shares pursuant to this Option Agreement will not violate the preemptive rights of any stockholder.

                  (ii) If the Purchase Option and this Agreement shall be changed as is contemplated in Section 2.7 hereof, the Purchase Shares will have been validly authorized and issued and will be fully paid and nonassessible outstanding shares of common stock of PICKSAT. PICK Communications will own all of such Purchase Shares, free and clear of Liens (other than the Lien of the Pledge Agreement contemplated by Section 2.7 hereof and restrictions on transfer arising under applicable securities law) and, upon exercise of the Purchase Option, PICK Communications will deliver to ATN good title to such shares, free and clear of any and all Liens (other than restrictions on transfers arising under applicable securities law).

                  (iii) There are no options, warrants, rights, convertible securities or other agreements or commitments obligating PICK Communications or PICKSAT, to transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock of PICKSAT.

         4.2 Due Authorization. PICKSAT and PICK Communications each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by PICKSAT and PICK Communications of this Agreement and the consummation by them of the transactions contemplated hereby, have been duly and validly authorized and approved by the boards of directors of PICKSAT and PICK Communications, and no other corporate proceedings on the part of PICKSAT or PICK Communications are necessary to authorize the execution and delivery by or on behalf of PICKSAT or PICK Communications of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PICKSAT and PICK Communications, and constitutes the legal, valid and binding agreement of PICKSAT and PICK Communications, enforceable against PICKSAT and PICK Communications, in accordance with its terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws (as defined herein) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

         4.3 No Conflicts; Consents and Approvals. Except as set forth in
Schedule 4.3 attached hereto (the "Required Consents"), neither the execution, delivery and performance by PICKSAT or PICK Communications of this Agreement, nor the consummation of the transactions contemplated hereby, (i) violates any provision of the Certificate of Incorporation or by-laws (or comparable charter documents) of PICKSAT or PICK Communications; (ii) requires PICKSAT or PICK Communications to obtain any consent, approval, Permit or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other Person; (iii) violates, conflicts with or results in a breach or default under (after the giving of notice or the passage of time or both), or permits the termination of, any Contract, right, other obligation or restriction relating to or which affects the Investment Shares, the Purchased Shares or PICKSAT or PICK Communications to which PICKSAT or PICK Communications is a party or by which either of them or the Assets or the Business may be bound or subject, or results in the creation of any Lien upon the Investment Shares or the Purchased Shares or upon any of the Assets pursuant to the terms of any such Contract; (iv) violates or conflicts with any Law or Order of any Governmental Body against, or binding upon, PICKSAT or PICK Communications or upon the Assets or the Business or the Purchased Shares; or (v) violates or results in the revocation or suspension of any Permit.

         4.4      Corporate Existence and Power; Capitalization.

                  (i) PICKSAT is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and all material Permits required to own, lease and operate its respective properties and to conduct the Business as proposed in the PICKSAT Business Plan to be conducted. Except in any such jurisdiction where failure to so qualify would not have a Material Adverse Effect, PICKSAT is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities or proposed activities makes such qualification necessary.

                  (ii) The entire authorized capital stock of PICKSAT consists of 5,000 shares of common stock, no par value per share, of which 1,500 shares are issued and outstanding. All of such 1,500 shares are owned by PICK Communications.

                  (iii) There are no options, warrants, rights, convertible securities or other agreements or commitments obligating PICK Communications or PICKSAT to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock of PICKSAT or to make any payments in respect of the value of any shares of PICKSAT.

         4.5 Charter Documents and Corporate Records. PICK Communications has heretofore delivered to ATN true and complete copies of the Certificate of Incorporation and by-laws (or comparable charter documents) of PICK Communications and PICKSAT as in effect on the date hereof. The stock and transfer books (or comparable documents) of PICKSAT shall be made available to ATN for its inspection within 30 days from the date of this Agreement and shall be true and complete.

         4.6 Financial Information. PICK Communications has furnished, to ATN a true and complete copy of the balance sheet of PICKSAT as of July 31, 1999 (the "Balance Sheet"). The Balance Sheet presents fairly in accordance with GAAP the financial position of PICKSAT as of July 31, 1999, except that there are no footnotes to said Balance Sheet. All material information required by GAAP to be disclosed in footnotes to a balance sheet of PICKSAT as of July 31, 1999 can be ascertained from one or more of the Schedules to this Option Agreement.

         4.7 Liabilities. Except as described in Schedule 4.7 attached hereto and as and to the extent reflected in the Balance Sheet, PICKSAT did not have, as of July 31, 1999, any Liabilities (other than obligations of continued performance under Contracts and other commitments and arrangements entered into in the ordinary course of the Business); and except as described in Schedule 4.7 attached hereto, PICKSAT has not incurred any Liabilities since the July 31, 1999, except (i) current Liabilities for trade or business obligations incurred in the ordinary course of the Business and consistent with past practice, (ii) Liabilities in respect of this Agreement, and (iii) Liabilities that are otherwise disclosed pursuant to any other representation herein.

         4.8 Employment Agreements. PICKSAT has entered into Employment Agreements with the persons specified in Schedule 4.8 hereto in the forms attached to such Schedule.

         4.9 Absence of Certain Changes. Since July 31, 1999, except as set forth in this Agreement or disclosed in Schedule 4.9 attached hereto, PICKSAT has conducted the Business in the ordinary course consistent with the PICKSAT Business Plan and there has not been:

                  (i) Except for material changes in general economic or industry conditions, any change in the Assets, financial condition or results of operations or prospects of PICKSAT (collectively, the "Condition of the Business") which would have a Material Adverse Effect, or, to the knowledge of PICK Communications, any event, occurrence or circumstance that would have a Material Adverse Effect;

                  (ii) Any transaction or Contract involving a total commitment by or to PICKSAT of at least $50,000 or, together with all other such transactions or contracts, $250,000 in the aggregate with respect to the purchase, acquisition, lease, disposition or transfer of any Assets or any capital expenditure (in each case, other than in the ordinary course of the Business) or creation of any Lien on any Asset;

                  (iii) Any declaration, setting aside or payment of any dividend or other distribution with respect to any interest in PICKSAT;

                  (iv) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking of the Assets of PICKSAT with a book value exceeding, in the aggregate, $50,000;

                  (v) Any change in any method of accounting or accounting practice by PICKSAT;

                  (vi) Other than in the ordinary course of the Business with respect to employees of PICKSAT whose annual compensation is not more than $100,000, any increase in the compensation payable or to become payable to any officer, sales representative or employee of PICKSAT, or any material alteration in the benefits payable to any thereof;

                  (vii) Except for any changes made in the ordinary course of the Business, any change in any of PICK Communication's or PICKSAT's business policies which would have a Material Adverse Effect;

                  (viii) Any material modification, termination, amendment or other alteration or change in the terms or provisions of any Contract.

         4.10     Properties; Title.

                  (i) PICKSAT does not own any real property. Schedule 4.10 attached hereto is a correct and complete list of all material leases under which PICKSAT is a lessee (the "Leased Property"), true and complete copies of which have been delivered to ATN.

                  (ii) To the knowledge of PICK Communications, all structures and buildings of the Business are in good operating condition (subject to normal wear and tear).

                  (iii) Except as disclosed in Schedule 4.10 attached hereto, PICKSAT has good, valid, marketable, legal and beneficial title to (or valid leasehold interest in) all of the Assets and is the lawful owner of the Assets, free and clear of all Liens. The machinery, equipment and other tangible personal property constituting part of the Assets of the Subsidiaries (whether owned or leased) have been maintained in a commercially reasonable manner, are in generally good condition and repair (subject to normal wear and tear). There are no outstanding options, warrants, commitments, agreements or any other rights of any character, entitling any Person other than ATN to acquire any interest in all, or any part of, the Assets. Schedule 4.10 attached hereto contains a list and description of all (a) equipment, and (b) other tangible personal property of PICKSAT with a book value (before depreciation) of $50,000 or more, in each case, excluding Inventory.

                  (iv) Except as disclosed in Schedule 4.10, PICKSAT does not use, and the PICKSAT Business Plan does not contemplate that PICKSAT will use, any assets, tangible or intangible, which are owned by PICK Communications or any subsidiary of PICK Communications other than PICKSAT. Within 30 days after the date of this Option Agreement, PICK Communications will transfer and cause each of its subsidiaries to transfer to PICKSAT good, valid, marketable, legal and beneficial title to all such assets free and clear of all Liens.

         4.11 Material Contracts. Schedule 4.11 attached hereto sets forth an accurate and complete list of all material Contracts relating to the Purchased Shares, the Business or the Subsidiaries, involving $50,000 or more in any year, including any such Contracts to which PICK Communications or any of its

Subsidiaries other than PICKSAT are parties. PICK Communications has heretofore delivered to ATN true, correct and complete copies of all of the material Contracts listed in Schedule 4.11. Within 30 days after the date of this Option Agreement, PICK Communications will, and will cause each of its Subsidiaries to, assign to PICKSAT, free and clear of all Liens, all of the Right, Title and Interest of PICK Communications or its Subsidiaries in and to each of the Contracts listed in Schedule 4.11 to which PICK Communications or one of its Subsidiaries (other than PICKSAT) is a party.

         4.12     Intangible Property and Warranties.

                  (i) Schedule 4.12 attached hereto sets forth a true, correct and complete list of all material patents, registered trademarks, registered copyrights, registered service marks or registered trade names (and all applications for any of the foregoing), Permits, license agreements, grants and licenses running to or from, or used by, PICKSAT in the conduct of the Business, and there are no other material patents, trademarks, material copyrights, material service marks, material trade names or other material intangible assets, properties or rights that are used in the Business (the "Intellectual Property Rights").

                  (ii)     Except as disclosed in Schedule 4.12 attached hereto:

                           (a) PICKSAT owns the entire right, title and interest in and to the Intellectual Property Rights;

                           (b) PICK Communications has no knowledge that the Intellectual Property Rights are either invalid or unenforceable;

                           (c) PICK Communications has no knowledge that the actual or proposed business activities of PICKSAT have or will has infringed or conflict with patent or any other intellectual property rights of any third party

                           (d) Neither PICK Communications nor any of its subsidiaries has ever granted any license or permission to any third party to use any of the Intellectual Property Rights; and

                           (e) this Option Agreement and the transactions contemplated by this Agreement will not adversely affect any right of PICKSAT to enjoy as owner all of the Intellectual Property Rights.

         4.13 Claims and Proceedings. Except as set forth in Schedule 4.13 attached hereto, there are no outstanding Orders of any Governmental Body against or directly involving by name PICKSAT, any Assets of PICKSAT, or the Business. Except as set forth in Schedule 4.13 attached hereto, there are no actions, suits, asserted claims or counterclaims or legal, administrative or arbitral proceedings or, to PICK Communication's knowledge, investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of PICK Communications, threatened on the date hereof, against or involving PICKSAT, the Purchased Shares, PICKSAT Assets or the Business. Schedule 4.13 attached hereto also indicates those Claims the defense thereof or Liabilities in respect thereof are covered by insurance. Except as set forth on Schedule 4.13 attached hereto, on the date hereof there are no Claims pending or, to the knowledge of PICK Communications, threatened, other than Claims not in excess of $25,000. There are no Claims pending or, to the knowledge of PICK Communications, threatened that would give rise to any right of indemnification on the part of any director or officer of PICKSAT or the heirs, executors or administrators of such director or officer, against PICKSAT.

         4.14     Taxes.

                  (i)      Except as set forth in Schedule 4.14 attached hereto:

                           (a) PICK Communications and PICKSAT have timely filed or, if not yet due, will timely file, all federal, state or foreign Tax Returns required to be filed by it for all taxable periods ending on or before the date of this Option Agreement and all such Tax Returns are, or will be when filed, true, correct and complete in all material respects. Copies of all such Tax Returns for periods ending on or after December 31, 1996, have been given to ATN;

                           (b) PICKSAT has paid or, if payment is not yet due, has established, in accordance with GAAP and consistent with past practice, accruals that are reflected on the Balance Sheet for the payment of, all Taxes imposed PICKSAT or for which PICKSAT is liable, whether to taxing authorities or to other Persons (pursuant to a tax sharing agreement or otherwise);

                           (c) no extension of time has been requested or granted for PICK Communications or PICKSAT to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid

                           (d) PICK Communications or PICKSAT has not received notice of a determination by a Tax Authority that Taxes are owed by PICK Communications or PICKSAT (such determination to be referred to as a "Tax Deficiency") and, to the knowledge of PICK Communications, no Tax Deficiency is proposed or threatened;

                           (e) no issue has been raised in any examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a "Tax Audit") which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

                           (f) there are no pending or, to the knowledge of PICK Communications, threatened, Tax Audits of PICK Communications or PICKSAT;

                  (ii) PICKSAT does not have any (a) income reportable for a period ending after the date of this Option Agreement, but attributable to a transaction (e.g., installment sale) or a change in accounting method occurring in or made for a period ending on or prior to the date of this Option Agreement which resulted in a deferred reporting on income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or
                           (b) a deferred gain or loss arising out of any deferred intercompany transaction, which income, gain or loss has been reflected on the Balance Sheet in accordance with GAAP, but for which no Tax liability accrual has been reflected on the Balance Sheet.

                  (iii) Schedule 4.14 attached hereto contains (a) a schedule of the filing dates of all Tax Returns required to be filed by PICK Communications or PICKSAT, (b) a description of all past Tax Audits involving PICK Communications or PICKSAT, (iii) a list of the states, territories and jurisdictions (whether foreign or domestic) to which any Tax is properly payable by PICK Communications or PICKSAT. Except as set forth in Schedule 4.14 attached hereto, PICK Communications has retained all supporting and backup papers, receipts, spreadsheets and other information necessary for (i) the preparation of all Tax Returns that have not yet been filed, and (ii) the defense of all Tax Audits involving taxable periods either ending on or during the four (4) years prior to the Closing Date or from which there are unutilized net operating loss, capital loss or investment tax credit carryovers.

                  (iv) Except for sales, use and similar Taxes which do not exceed $100,000 in the aggregate, PICK Communications or PICKSAT has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to have been collected, including any interest and any penalty, addition to tax or additional amount unpaid, and has been furnished properly completed exemption certificates for all exempt transactions. To the knowledge of PICK Communications, PICK Communications or PICKSAT has collected and/or remitted to the appropriate Tax Authority all withholding, payroll, employment, property, customs duty, fee, assessment or charge of any kind whatsoever (including Taxes assessed to real property and water and sewer rents relating thereto), including any interest and any penalty, addition to tax or additional amount unpaid.

         4.15     Employee Benefit Plans.

                  (i) Set forth in Schedule 4.15 attached hereto is a list of each employee benefit plan (within the meaning of Section 3(3) of ERISA), current, accurate and complete copies of each to be delivered to ATN within 30 days after the date of the Option Agreement, written or oral employment or consulting agreement, severance pay plan or agreement, employee relations policy (or practice, agreement or arrangement), agreements with respect to leased or temporary employees, vacation plan or arrangement, sick pay plan, stock purchase plan, stock option plan, fringe benefit plan, incentive plan, bonus plan, cafeteria or flexible spending account plan and any deferred compensation agreement (or plan, program, or arrangement) covering any present or former employee of PICKSAT and which is, or at any time during the last two (2) years was, sponsored or maintained by (or to which contributions are required to be, were during the last two (2) years or were required to have been during the last two (2) years) PICK Communications or PICKSAT. Each and every such plan, program, policy, practice, arrangement and agreement included on the list set forth in Schedule 4.15 attached hereto is hereinafter referred to as an "Employee Benefit Plan".

                  (ii) With respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any deferred compensation agreement, plan or program (whether or not any such plan, program or agreement is currently in effect): there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of PICK Communications, threatened, and PICK Communications has no knowledge of any facts which could reasonably give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course), which could subject PICKSAT to any liability.

                  (iii) Except as set forth in Schedule 4.15 attached hereto, neither PICK Communications nor PICKSAT is subject to any legal, contractual, equitable or other obligation to (1) establish as of any date any employee benefit plan of any nature, including any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice, or (2) continue any employee benefit plan of any nature, including any Employee Benefit Plan or any other pension, profit sharing, welfare or post-retirement welfare plan, or any stock option, stock or cash award, non-qualified deferred compensation or executive compensation plan, policy or practice (or to continue their participation in any such benefit plan, policy or practice) on or after the date hereof.

                  (iv) PICK Communications or PICKSAT may, in any manner, subject to the limitations imposed by applicable law, and without the consent of any employee, beneficiary or other Person, prospectively terminate, modify or amend any such Employee Benefit Plan or any other plan, program or practice (or its participation in such Employee Benefit Plan or any other plan, program or practice) effective as of any date on or after the date hereof; and

                  (v) Except as set forth in Schedule 4.15 attached hereto, to the knowledge of PICK Communications, no representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Employee Benefit Plan have been made to any employee, beneficiary or other Person other than those which are in accordance with the terms and provisions of each such Plan as in effect immediately prior to the date hereof and the Closing Date.

         4.16     Employee-Related Matters.

                  (i) Schedule 4.16 attached hereto contains a true and correct list of each officer and employee of PICKSAT whose aggregate compensation exceeds $100,000 per annum, including any agreement, whether oral or written, relating thereto, and a general description of the rate and nature of all compensation and benefits payable by PICKSAT to each such Person.
                           Schedule 4.16 attached hereto also contains a general description of all existing severance, accrued vacation obligations or retiree benefits of any current or former director, officer or employee (to the extent not included in Schedule 4.16 attached hereto) including, but not limited to, stay-in-place bonuses to those employees listed on Schedule 4.16 whom Buyer has agreed to continue to employ. Except as set forth in such Schedule 4.16 attached hereto, the employment or contractual arrangement of all such Persons is terminable at will without additional or further economic obligation on the part PICKSAT.

                  (ii)     Except as set forth in Schedule 4.16 attached hereto,
                           (a) PICKSAT is not a party to any Contract with any labor organization or other representative of its employees; (b) there is no unfair labor practice charge or complaint pending or, to the knowledge of PICK Communications, threatened against PICKSAT, nor has any been pending or threatened within the past three (3) years; (c) PICKSAT has not experienced any labor strike, picketing, hand billing, slowdown, work stoppage or similar labor controversy within the past three (3) years; (d) no representation question is pending or has been raised respecting any of the employees of PICKSAT working within the past three
                           (3) years, nor, to the knowledge of PICK
                           Communications, are there any campaigns being conducted to solicit authorization from the employees of PICKSAT to be represented by any labor organization; (e) no Claim before any Governmental Body brought by or on behalf of or relating to any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of PICKSAT or relating to its employment practices, is pending or, to the knowledge of PICK Communications, threatened against PICKSAT;
                           (f) PICKSAT is not a party to, or otherwise bound by, any Order relating to its employees or employment practices; and (g) PICKSAT has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees consistent with past practices (except for disputed amounts).

         4.17 Insurance. Schedule 4.17 attached hereto sets forth a list of all insurance policies, fidelity and surety bonds and fiduciary liability policies (the "Insurance Policies") PICKSAT's the Assets, the Business, operations, employees, officers and directors of PICKSAT and true and complete copies of all such Insurance Policies have been delivered to ATN. Schedule 4.17 attached hereto also sets forth a true and complete list of Claims made in respect of Insurance Policies during the two (2) years prior to the date hereof (other than under health or other employee benefit policies). All Insurance Policies are in full force and effect and will remain in effect up to the Closing and thereupon terminate. To the knowledge of PICK Communications, there is not any threatened termination of, premium increase with respect to, or uncompleted requirements under, any material Insurance Policy.

         4.18 Compliance with Laws. To the knowledge of PICK Communications, neither PICK Communications nor PICKSAT is in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") affecting PICKSAT, its Assets or the Business, except where any such violation would not have a Material Adverse Effect.

         4.19 Permits and Licenses. PICKSAT has obtained all licenses, permits (including environmental permits), certificates, certificates of occupancy, orders, authorizations and approvals (collectively, "Permits"), and has made all required registrations and filings with, any Governmental Body that are required for the conduct of the Business. All Permits that are required for the conduct of the Business (the "Required Permits") are listed in Schedule 4.19 attached hereto and are in full force and effect; no violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Required Permit. Except as listed in Schedule 4.19 attached hereto, no Permit will terminate by reason of this Option Agreement or the transaction contemplated hereby. To the knowledge of PICK Communications, this Option Agreement or the transactions contemplated hereby will not invalidate, revoke or otherwise adversely affect the validity of any such Permit.

         4.20 Environmental Matters. Except as set forth in Schedule 4.20 attached hereto:

                  (i) to the best knowledge of PICK Communications, PICKSAT is in material compliance with all Environmental Laws;

                  (ii) to the best knowledge of PICK Communications, there have been no Releases of Hazardous Substances by PICKSAT or violations of Environmental Laws by PICKSAT;

                  (iii) neither PICK Communications nor PICKSAT has received oral or written notice of a violation or of a claim of potential or actual liability by any Governmental Body or third-party against PICKSAT under Environmental Laws, nor are any such potential claims known to PICK Communications or PICKSAT;

         4.21 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of PICK Communications or PICKSAT who might be entitled to any fee or commission from, ATN, PICK Communications or PICKSAT with respect to this Option Agreement or the transactions contemplated hereby.

         4.22 Depositories; Powers of Attorney, Etc. Schedule 4.22 attached hereto sets forth (i)the name of each bank or similar entity in which PICKSAT has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) the name of each Person holding a general or special power of attorney for PICKSAT and a description of the terms thereof.

         4.23 Disclosure; Schedules. Neither this Option Agreement nor the Schedules, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to ATN or any of its Agents or Affiliates by or on behalf of PICK Communications or PICKSAT pursuant to this Opinion Agreement or in connection with the transactions contemplated hereby contain or will contain any untrue statement of a material fact or omit or will omit a material fact necessary in order to make the statements contained herein or therein not misleading. All representations and warranties made by PICK Communications will be deemed to have been relied on by ATN (notwithstanding any investigation by ATN).

5        Indemnification.

         5.1 Survival of Representations, Warranties and Covenants. Notwithstanding any right of ATN fully to investigate the affairs of PICK Communications and PICKSAT and any knowledge of facts determined or determinable by ATN pursuant to such investigation or right of investigation, ATN has the right to rely fully upon the representations, warranties, covenants and agreements of PICK Communications and PICKSAT contained in this Agreement, or on any Schedule attached hereto or in any financial statement, report or certificate delivered to ATN pursuant to this Agreement. All representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the exercise or expiration of the Investment Option and the Purchase Option. All representations and warranties of PICK Communications and PICKSAT in this Option Agreement, except those contained in Sections 4.1 (Valid Issuance and Title to Shares), Section 4.10(iii) (Properties; Title), Section
4.14 (Taxes), and Section 4.20 (Environmental Matters), shall terminate 18 months from the Schedule Date except for any claims theretofore asserted with respect to such representations and warranties. The representations and warranties contained in Sections 4.1, Section 4.10(iii), Section 4.14, and
Section 4.20 shall survive until the expiration of the applicable statutes of limitations.

         5.2 Obligation of PICK Communications to Indemnify. Subject to the limitations set forth in Section 5.4, PICK Communications hereby agrees to indemnify, defend and hold harmless PICKSAT and ATN (and their directors, officers, employees, Affiliates, successors, assigns and Agents) from and against all Claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements and expenses incurred in enforcing this indemnification or in any litigation between the parties or with third parties) (collectively, the "Losses") suffered or incurred by PICKSAT or ATN or any of the foregoing Persons arising out of (a) any breach of the representations, warranties, covenants and agreements of PICK Communications contained in this Agreement, the Schedules attached hereto or any financial statement, report or certificate heretofore or hereafter delivered to ATN pursuant to this Agreement, or (b) any Claim, including any Claim arising out of or relating to Environmental Laws, whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, including any Claim arising out of or relating to Environmental Laws, whether commenced before or after the date of this Agreement, arising out of the Business, or otherwise relating to PICK Communications or PICKSAT, prior to the Closing, or otherwise arising out of any act or occurrence prior to, or any state or facts existing as of, the Closing.

         5.3      Notice and Opportunity to Defend Third Party Claims.

                  (i) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim, circumstance or Tax Audit which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give prompt notice thereof (the "Claims Notice") to the party or parties obligated to provide indemnification pursuant to Section 5.2 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

                  (ii) The Indemnifying Party may elect to defend, at its own expense and with its own counsel satisfactory to Indemnitee, any Asserted Liability, unless (i) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee, or (ii) the Indemnitee shall have reasonably concluded that (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense, or (y) the Indemnitee shall have one or more defenses not available to the Indemnifying Party; provided, however, that the Indemnifying Party shall not be permitted to make such election if the Indemnifying Party fails to provide Indemnitee with evidence reasonably acceptable to Indemnitee that the Indemnifying Party will have the financial resources to defend against the Asserted Liability and fulfill its indemnification obligations hereunder. If the Indemnifying Party elects to defend such Asserted Liability, it shall within thirty (30) calendar days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party assumes the defense against any Asserted Liability it will be conclusively established for purposes of this Agreement that such Asserted Liability is within the scope of, and subject to, indemnification. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this
                           Section 5.3(ii), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided, however, that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election as herein provided or is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any expenses of any Indemnitee for which indemnification is available hereunder shall be paid upon written demand therefor.

         5.4      Limitation on Indemnification; Payment of Indemnification
Amounts.

                  (i) PICK Communications' liability for indemnifiable damages pursuant to this Section 5 shall accrue but shall not be payable until the aggregate amount of Losses suffered or incurred by PICKSAT and ATN (and their directors, officers, employees, Affiliates, successors, assigns and other Agents) exceeds in the aggregate $100,000 (the "Basket Amount"), and then PICK Communications shall be responsible for the payment only of amounts in excess of such Basket Amount as may be payable by PICK Communications pursuant to this Section 5; provided, however, that all Losses arising as a result of an inaccuracy or breach of the representations and warranties contained in Sections 4.1 (Valid Issuance and Title to Shares) and 4.14 (Taxes) shall become immediately due and payable without giving effect to the Basket Amount.

                  (ii)     ATN will not be entitled to indemnification:

                           (a) with respect to punitive damages, except where such damages are incurred by or awarded to a third party making a claim against such an indemnitee;

                           (b) with respect to any claim by or liability to any employee employed by PICKSAT arising as the result of the termination of such employee's employment with PICKSAT subsequent to the exercise of the Purchase Option or any action by ATN subsequent to the exercise of the Purchase Option (except with respect to any misrepresentation or breach of a warranty or covenant by PICK Communications);

                           (c) to the extent of any reserves, accruals or amounts recorded as of the Closing Date with respect to any obligation, liability or matter for which reserves or accruals are reflected in the Balance Sheet; an

                           (d) with respect to any obligation, liability or matter, including environmental remediation and clean-up, arising under Laws that arise or are promulgated or announced after the exercise of the Purchase Option.

                           (e) Any amounts payable under this Section 5 shall be calculated after giving effect to any net proceeds actually received from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity.

         5.5 Other Remedies. The provisions of this Section 5 shall not restrict or otherwise limit the legal remedies that a party to this Agreement may seek under applicable law or otherwise for any breaches of the representations, warranties, covenants or agreements contained herein.

         5.6 Rights of Contribution. Although PICKSAT has made certain representations, warranties and covenants to ATN in this Agreement jointly and severally with PICK Communications, it is expressly understood and agreed that PICK Communications shall have no rights against PICKSAT for contribution, reimbursement or otherwise with respect to such representations, warranties and covenants or with respect to any claims which ATN may make against PICK Communications with respect to such representations, warranties and covenants.

6.       Registration Rights.

         6.1
                  (i) If at the time ATN shall exercise the Purchase Option ATN shall be eligible to register its common stock under the Securities Act of 1933, as amended (the "Securities Act") on Form S-3 for a primary offering, ATN shall use its best efforts, subject to Section 2.1(c) of Schedule 6.3 attached hereto, to deliver to PICKSAT upon exercise of the Purchase Option shares of ATN common stock which are registered for original issuance to PICKSAT under an effective shelf registration statement. The resale of the ATN Common Stock by PICKSAT shall comply with the Securities Act and all rules and regulations promulgated thereunder and if a resale prospectus is required to be delivered by PICKSAT, then, subject to delays for Valid Business Reasons (as defined in Schedule 6.3 attached hereto, one shall be furnished to PICKSAT with the delivery of the ATN Common Stock and shall be kept current for the longer of one-year thereafter or the termination of any required lock-up agreement.

                           If ATN shall be unable to deliver registered shares of ATN common stock, ATN shall as soon as is practicable thereafter, file a registration statement with the Securities and Exchange Commission covering all of the ATN common stock included in the purchase price paid to PICKSAT at upon exercise of the Purchase Option. The provisions of Schedule 6.3 attached hereto applicable to Demand Registration shall be applicable to such registration.

                  (ii) If at the time ATN shall exercise the Purchase Option ATN is not eligible to register its common stock under the Securities Act on Form S-3 for a primary offering, ATN shall, on or prior to the date of exercise of the Purchase Option or as soon as is practicable thereafter, file a registration statement with the Securities and Exchange Commission on Form S-1 on such other appropriate form, covering all of the ATN common stock included in the purchase price paid to PICKSAT upon exercise of the Purchase Option. The provisions of Schedule 6.3 attached hereto applicable to Demand Registration shall be applicable to such registration.

                  (iii) If ATN shall exercise the Purchase Option, PICKSAT shall have the right at any time after exercise of the Purchase Option to an unlimited number of Piggyback Registrations with respect to any shares of ATN common stock delivered to PICKSAT upon exercise of the Purchase Option and one Demand Registration.

                  (iv) In connection with any sales by PICKSAT of ATN common stock, PICKSAT shall abide by the restrictions on such sales contained in Schedule 6.3(iv) attached hereto.

         6.2 ATN, shall have the right, at any time after the exercise or expiration of the Purchase Option, to one Demand Registration and an unlimited number of Piggyback Registrations with respect to any shares of PICKSAT common stock acquired by ATN pursuant to this Option Agreement.

         6.3 The terms and conditions of Schedule 6.3 attached hereto shall govern, define and limit the rights of PICK Sat's and ATN's Registration Rights under Section 6.1 and 6.2 of this Option Agreement.

7. Confidentiality by ATN.

                  (i) From the date hereof until the exercise or expiration of the Purchase Option and, if such Option expires unexercised, for a period of five years thereafter, ATN shall hold in strict confidence, and shall use its best efforts to cause all of its Agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all Confidential Information concerning PICKSAT which ATN may now or hereafter have and ATN shall not use or disclose to others, or permit the use or disclosure of, any such Confidential Information and will not release or disclose such information to any other person.

                  (ii) If the Purchase Option expires unexercised and if requested by PICKSAT, ATN shall deliver to PICKSAT all tangible evidence of such Confidential Information which may be in the possession of ATN or its Agents or provide, at ATN's option, a certificate to PICKSAT stating that such information has been destroyed.

                  (iii) The term Confidential Information shall mean any and all information about PICKSAT or the Business provided to ATN by PICK Communications or PICKSAT, including, but not limited to, all such information disclosed in the schedules to this Option Agreement, except to the extent such information has been

                           (a) disclosed in public filings of any of the parties hereto under the securities laws

                           (b) heretofore or hereafter made known to ATN from a third party, to the knowledge of ATN not in breach of any confidentiality requirement;

                           (c) made public through no fault of ATN or any of its Agents;

                           (d) in the case of information provided to ATN by PICK Communications or PICKSAT prior to the exercise or expiration of the Purchase Option, known to ATN prior to the date such information was so provided.

                  (iv) In the event that ATN or any of its Agents are requested in any legal or governmental proceeding to disclose any of the Confidential Information, ATN or such Agents, as the case may be, shall give PICK Communications prompt written notice of such request so that PICK Communications may seek an appropriate order or decree restricting such disclosure. If in the absence of such an order or decree, ATN or its Agents are none the less compelled to disclose any

                           Confidential Information, ATN or such Agent, as the case may be, may disclose such information in such proceeding without liability hereunder, provided that ATN or such Agent gives PICK Communications written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable and, upon PICK Communications' request and at PICK Communications' expense, ATN or such Agent shall use its reasonable commercial efforts to assist PICK Communications to obtain assurances that confidential treatment will be accorded to such information.

                  (v) Each Agent of ATN shall be advised of this Agreement by ATN and shall agree in writing to be bound by the terms of this Agreement and not to disclose such information to any other individual or entity other than to another Agent or to ATN or as permitted by subsection (i) of this Section.

                  (vi) ATN understands and acknowledges the economic and competitive value and the confidential nature of the Confidential Information and further agrees that the breach of this Section by it or its Agents will result in irreparable harm to PICK Communications and PICKSAT and that remedies at law, alone, will be inadequate to remedy any breach of this Section and, therefore, ATN (a) consents to the issuance of injunctive or other equitable relief against it and its Agents to prevent or end any violation of this
                           Section in such event and (b) waives the requirements of the posting of any bond or other security by PICK Communications or PICKSAT in connection therewith.

8. Expenses. Each of the parties hereto shall bear its own expenses incurred in connection with the preparation, execution and performance of this Option Agreement.

9. Further Assurances. PICKSAT and PICK Communications hereby agree, without further consideration, to execute and deliver, or to cause to be executed and delivered on its behalf, following the exercise of the Investment Option or the Purchase Option such other instruments of transfer and take such other action as ATN may reasonably request in order to put ATN in possession of, and to vest ATN with good, valid and encumbered title to the Investment Shares or the Purchase Share, as the case may be, in accordance with this Agreement.

10. Notices.

         Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight carrier, telecopy or mailed (by registered or certified mail, postage prepaid) as follows:

                           If to PICK Communications:

                           PICK Communications Corp.
                           155 Route 46 West
                           Wayne Interchange Plaza II
                           Wayne, New Jersey  07470
                           Telecopier:  (973) 812-4181
                           Attention:  Diego Leiva

                           If to PICK Sat:

                           PICK Sat, Inc.
                           8401 N.W. 53rd Terrace,
                           Suite 119
                           Miami, FL 33166
                           Telecopier: (305) 717-1523

                           with a simultaneous copy to:

                           Snow Becker Krauss P.C.
                           605 Third Avenue
                           25th Floor
                           New York, New York  10158
                           Telecopier:  (212) 949-7052
                           Attention:  Elliot H. Lutzker, Esq.

                           If to ATN one copy to:

                           Atlantic Telenetwork, Inc.
                           Attention: Cornelius B. Prior, Jr., Chairman PO Box 12030
                           Charlotte Amalie
                           St. Thomas, U.S. Virgin Islands 00801
                           (if sent by mail)
                                    or
                           19 Estate Thomas
                           Havensite
                           Charlotte Amalie
                           St. Thomas, U.S. Virgin Islands
                           (if sent by overnight carrier)
                           Telecopier:  (340) 774-7790


                           with a simultaneous copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Telecopier:  (212) 859-8587
                           Attention:  Lewis A. Stern P.C.

         Each such notice or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this section (with confirmation of transmission), or to (ii) if given by any other means, when received at the address specified in this section. Any party by notice given in accordance with this section to the other party may designate another address (or telecopier number) or Person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

11. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements, written or oral, with respect thereto. This Agreement may be amended, superceded, canceled, renewed or extended only by a written instrument signed by the parties hereto. Provisions of this Agreement may be waived only by a writing signed by the party making such waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12. Governing Law. This Agreement shall be governed in construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflict of laws, rules thereof.

13. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

15. Schedules. This Agreement is being executed without many of the Schedules attached. The parties shall use their best efforts to prepare and agree to all of the Schedules contemplated by thus Agreement on or before September 30`, 1999.

16. Definitions. The following terms, as used herein, have the following meanings:

         "Affiliate" of any Person means any other Person directly or indirectly through one or more intermediary Persons, controlling, controlled by or under common control with such Person.

         "Agreement" or "this Agreement" means, and the words "herein", "hereof" and "hereunder" and words of similar import refer to, this agreement as it from time to time may be amended.

         "Assets" means properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

         The term "audit" or "audited" when used in regard to financial statements means an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

         "Business" means the business of PICKSAT as presently conducted and as contemplated by the PICKSAT Business Plan dated September 8, 1999.

         "Certificate of Incorporation" means, in the case of any corporation, the certificate of incorporation, articles of incorporation or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract" means any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

         The term "control", with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Environmental Laws" means any and all Laws (including common law), Orders, Permits, agreements or any other requirement or restriction promulgated, imposed, enacted or issued by any federal, state, local and/or foreign Governmental Bodies relating to human health or the environment, including the emission, discharge or Release of pollutants, contaminants, Hazardous Substances or wastes into the environment (which includes ambient air, surface water, ground water, or land), and the remediation thereof, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right To Know Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Pollution Prevention Act of 1990, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Endangered Species Act, the Toxic Substances Control Act, each as amended, any state or local counterparts thereof and any state or local laws of a similar nature for the protection of human health and welfare.

         "Environmental Permits" with respect to any Subsidiaries means those Permits, authorizations, approvals and permission required to be obtained by the Subsidiary under

Environmental Laws in connection with the Business or the use and operation of the Assets owned or leased by them.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

         "Governmental Body" means any federal state, local or foreign government, government agency or department, court, or self-regulatory body.

         "Hazardous Substances" means any dangerous, toxic, reactive, corrosive, ignitable, radioactive, caustic or otherwise hazardous material, pollutant, contaminant, chemical, waste or substance defined, listed or described as any of such in or governed by any Environmental Law, including urea-formaldehyde, solvents, acids, bases, heavy metals, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, explosives, known carcinogens, petroleum and its derivatives or petroleum products.

         "Inventory" means, as of any date, collectively, all inventories of merchandise and other products owned by any of the Subsidiaries and held for resale or for distribution, together with packaging and samples thereof owned by any of the Subsidiaries as of such date.

         "IRS" means the Internal Revenue Service.

         "knowledge of PICK Communications" shall mean actual knowledge, after performance of the duties reasonably within the scope of each such person's responsibility in the position held, of any officer of PICK Communications.

         "Liability" means any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

         "Lien" means, with respect to any Asset, any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect or encumbrance of any kind in respect of or affecting such Asset.

         "Material Adverse Effect" shall mean an effect on the Condition of the Business which is or would be materially adverse.

         "Order" means any permanent or temporary order, judgement or decree.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

         "Receivables" means as of any date any trade accounts receivable arising in the ordinary course of business.

         "Regulatory Actions" means any claim, demand, action, suit or proceeding brought or instigated by any Governmental Body in connection with any Environmental Law, including civil, criminal and/or administrative proceedings, whether or not seeking costs, damages, penalties, expenses or injunctive relief.

         "Release" means the intentional or unintentional, spilling, leaking, disposing, discharging or disturbance of, or emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, of any Hazardous Substance.

         "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, rent, recording, registration, occupation, premium, real or personal property, intangibles, environmental (including taxes under Code ss. 59A) or windfall profits tax, alternative or add-on minimum tax, capital stock, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any fine, penalty, addition to tax or additional amount or deductions imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax, whether disputed or not, including any liability arising under any tax sharing agreement, with respect to the Seller or PICKSAT, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause
(i) as a result of the Seller or PICKSAT being a member of an affiliated or combined group with, or as a successor to or transferee from, any other corporation at any time on or prior to the Closing Date; and (iii) any liability of the Seller or PICKSAT for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

         "Schedule Date" means the date on which the parties have agreed to all of the Schedules contemplated by this Agreement.

         "Tax Return" means any return or report (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) relating to Taxes required to be supplied to any Tax Authority, and including any amendment thereof.

17. Interpretation. Unless the context otherwise requires, the terms defined in
Section 16 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Section 16, and those accounting terms used in this Agreement not defined in Section 16, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections or Exhibits, such references shall be to a Section of or Exhibit to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         IN WITNESS WHEREOF, the undersigned have executed this Option Agreement as of the date first written above.

                                      PICK COMMUNICATIONS CORP.

                                      By: /s/ Elliot H. Lutzker
                                          ----------------------------------
                                      Name:    Elliot H. Lutzker
                                      Title:   Agent

                                      ATLANTIC TELE-NETWORK, INC.

                                      By: /s/ Steven M. Ross
                                          ----------------------------------
                                      Name:    Steven M. Ross
                                      Title:   Chief Financial Officer

The undersigned agree to be bound by the provisions of Section 3.12 of the foregoing Option Agreement.

/s/ Elliot H. Lutzker
--------------------------------------------------------
    Elliot H. Lutzker, Attorney-in-fact- for Diego Leiva




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